TOKIN CORPORATION
(Formerly, NEC TOKIN CORPORATION)
Consolidated Financial Statements
As of March 31, 2017 and 2016 and for fiscal years ended March 31, 2017, 2016 and 2015
(With Report of Independent Auditors)

TOKIN CORPORATION
(Formerly, NEC TOKIN CORPORATION)
Table of Contents

Page
Report of Independent Auditors                                         1
Consolidated Balance Sheets                                         2
Consolidated Statements of Operations                                    4
Consolidated Statements of Changes in Shareholders’ Equity                          5
Consolidated Statements of Cash Flows                                     6
Notes to Consolidated Financial Statements                                 7

Report of Independent Auditors
The Board of Directors and Management of TOKIN Corporation:

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of TOKIN Corporation and subsidiaries, which comprise the consolidated balance sheets as of March 31, 2017 and 2016, and the consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended March 31, 2017, 2016 and 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TOKIN Corporation and subsidiaries as of March 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for the years then ended March 31, 2017, 2016 and 2015 in conformity with accounting principles generally accepted in Japan, which differ in certain respects from accounting principles generally accepted in the United States (see Note 12 to the consolidated financial statements).

We have also recomputed the translation of the consolidated financial statements as of and for the year ended March 31, 2017 into United States dollars. In our opinion, the consolidated financial statements expressed in Japanese yen have been translated into United States dollars on the basis described in Note 1.

/S/ Ernst & Young ShinNihon LLC
Tokyo, Japan
June 1, 2017

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2017 AND 2016

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Assets
Current assets:
Cash on hand and in banks	14,910	11,733	131,725
Accounts and notes receivable	8,315	8,453	73,461
Inventories (note 3)	5,087	5,809	44,942
Deferred income taxes (note 5)	14,056	80	124,181
Other current assets	993	916	8,772
Allowance for doubtful accounts	(22)	(28)	(194)
Total current assets	43,339	26,963	382,887
Property, plant and equipment (note 7):
Land	4,007	3,995	35,401
Buildings and structures	30,587	30,510	270,227
Machinery, equipment and vehicles	48,225	48,296	426,054
Construction in progress	380	410	3,357
Other	9,951	10,222	87,914
Total	93,150	93,433	822,953
Less: Accumulated depreciation	(72,489)	(69,543)	(640,419)
Property, plant and equipment, net	20,661	23,890	182,534
Investments and other non-current assets:
Investments in affiliates	1,512	1,436	13,358
Investments in securities	396	345	3,499
Software, net	292	436	2,580
Deferred income taxes (note 5)	149	186	1,316
Other assets	1,049	1,101	9,268
Allowance for doubtful accounts	(2)	(2)	(18)
Total investments and other non-current assets	3,396	3,502	30,003
Total assets	67,396	54,355	595,424

See accompanying notes to the consolidated financial statements.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
CONSOLIDATED BALANCE SHEETS (CONTINUED)
MARCH 31, 2017 AND 2016

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Liabilities and shareholders’ equity
Current liabilities:
Accounts and notes payable	6,174	5,835	54,545
Other payable	976	1,153	8,623
Short-term borrowings	350	913	3,092
Current installments of long-term debt (note 4)	25,911	711	228,916
Provision for bonuses	1,119	933	9,886
Accrued expenses	1,905	1,805	16,830
Income taxes payable (note 5)	131	205	1,157
Estimated liabilities for antitrust claims and settlements (note 11)	8,045	7,902	71,075
Other current liabilities	316	475	2,792
Total current liabilities	44,927	19,932	396,916
Long-term liabilities:
Long-term debt, excluding current installments (note 4)	1,268	26,869	11,202
Liability for retirement benefits (note 6)	5,686	5,782	50,234
Deferred income taxes (note 5)	1,446	1,596	12,775
Other non-current liabilities	1,572	2,074	13,889
Total long-term liabilities	9,972	36,321	88,100
Total liabilities	54,899	56,253	485,016
Shareholders’ equity:
Capital stock
Common stock, no par value (1,100,000 thousand shares authorized and 541,869 thousand shares issued and outstanding)	100	34,281	883
Convertible preferred stock, no par value (300,000 thousand shares authorized, 270,934 thousand shares issued and outstanding) (note 1)	—	—	—
Capital surplus	—	—	—
Retained earnings (accumulated deficit)	11,429	(36,848)	100,972
Accumulated other comprehensive income	968	669	8,553
Total shareholders’ equity	12,497	(1,898)	110,408
Total liabilities and shareholders’ equity	67,396	54,355	595,424

See accompanying notes to the consolidated financial statements.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL YEARS ENDED MARCH 31, 2017, 2016 AND 2015

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017

Net sales	54,946	55,321	53,572	485,431
Cost of sales	(42,911)	(43,514)	(42,552)	(379,106)
Gross profit	12,035	11,807	11,020	106,325
Selling, general and administrative expenses (note 8)	(8,935)	(9,265)	(9,536)	(78,938)
Operating income	3,100	2,542	1,484	27,387
Other income (expenses):
Interest income	33	48	31	292
Interest expense	(279)	(310)	(327)	(2,465)
Foreign currency exchange gain (loss)	(272)	(141)	812	(2,403)
Equity income from investments in affiliates	89	25	80	786
Loss on impairment of long-lived assets (note 7)	(34)	(38)	(25)	(300)
Compensation for damage to customers	(1)	(6)	(36)	(9)
Gain (loss) on sale of long-lived assets	(6)	(1)	15	(53)
Gain on sale of business (note 9)	—	—	554	—
Gain on transfer of plan assets (note 9)	—	—	371	—
Compensation received for damage	30	342	186	265
Costs for legal counsel	(524)	(1,356)	(1,314)	(4,629)
Costs for antitrust claims and settlements (note 11)	(1,803)	(6,147)	(3,587)	(15,929)
Restructuring charges (note 9)	(211)	—	(424)	(1,864)
Other	157	14	(33)	1,387
Other income (expenses), net	(2,821)	(7,570)	(3,697)	(24,922)
Income (loss) before income taxes	279	(5,028)	(2,213)	2,465
Income tax (expense) benefit (note 5):
Current	(300)	(337)	(564)	(2,650)
Deferred	14,117	60	(200)	124,719
Total benefit from (provision for) income taxes	13,817	(277)	(764)	122,069
Net income (loss)	14,096	(5,305)	(2,977)	124,534

	Yen			U.S. Dollars (note 1)
Net income (loss) per share - basic (note 10)	26.01	(9.79)	(5.49)	0.23
Net income per share - diluted (note 10)	17.34	—	—	0.15

See accompanying notes to the consolidated financial statements.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FISCAL YEARS ENDED MARCH 31, 2017, 2016 AND 2015

	Millions of Yen
					Accumulated other comprehensive income (loss)
	Common stock	Convertible preferred stock	Capital surplus	Retained earnings (accumulated deficit)	Unrealized gain on securities	Pension liabilities adjustment	Foreign currency translation adjustments	Total Shareholders’ equity
Balance at April 1, 2014	34,281	—	32,354	(60,920)	31	(1,039)	1,459	6,166
Net loss	—	—	—	(2,977)	—	—	—	(2,977)
Other comprehensive income	—	—	—	—	79	1,005	2,929	4,013
Balance at March 31, 2015	34,281	—	32,354	(63,897)	110	(34)	4,388	7,202
Balance at April 1, 2015	34,281	—	32,354	(63,897)	110	(34)	4,388	7,202
Net loss	—	—	—	(5,305)	—	—	—	(5,305)
Transfer between capital surplus and accumulated deficit	—	—	(32,354)	32,354	—	—	—	—
Other comprehensive loss	—	—	—	—	(54)	(1,080)	(2,661)	(3,795)
Balance at March 31, 2016	34,281	—	—	(36,848)	56	(1,114)	1,727	(1,898)
Balance at April 1, 2016	34,281	—	—	(36,848)	56	(1,114)	1,727	(1,898)
Capital reduction	(34,181)	—	34,181	—	—	—	—	—
Transfer between capital surplus and accumulated deficit	—	—	(34,181)	34,181	—	—	—	—
Net income	—	—	—	14,096	—	—	—	14,096
Other comprehensive income	—	—	—	—	34	161	104	299
Balance at March 31, 2017	100	—	—	11,429	90	(953)	1,831	12,497

	Thousands of U.S. Dollars (note 1)
					Accumulated other comprehensive income (loss)
	Common stock	Convertible preferred stock	Capital surplus	Retained earnings (accumulated deficit)	Unrealized gain on securities	Pension liabilities adjustment	Foreign currency translation adjustments	Total Shareholders’ equity
Balance at April 1, 2016	302,862	—	—	(325,541)	495	(9,842)	15,258	(16,768)
Capital reduction	(301,979)	—	301,979	—	—	—	—	—
Transfer between capital surplus and accumulated deficit	—	—	(301,979)	301,979	—	—	—	—
Net income	—	—	—	124,534	—	—	—	124,534
Other comprehensive income	—	—	—	—	300	1,423	919	2,642
Balance at March 31, 2017	883	—	—	100,972	795	(8,419)	16,177	110,408

See accompanying notes to the consolidated financial statements.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED MARCH 31, 2017, 2016 AND 2015

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Cash flows from operating activities:
Income (loss) before income taxes	279	(5,028)	(2,213)	2,465
Adjustments to reconcile income (loss) before income taxes to net cash provided by operating activities:
Depreciation and amortization	4,794	5,752	5,204	42,354
Loss on impairment of long-lived assets	34	38	25	300
Equity income from investments in affiliates	(89)	(25)	(80)	(786)
Foreign currency exchange (gain) loss	124	185	(659)	1,096
(Gain) loss on sale of long-lived assets	8	1	(15)	71
Gain on sale of businesses	—	—	(554)	—
Income taxes paid	(333)	(354)	(656)	(2,942)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	141	(1,051)	(141)	1,246
Inventories	695	(283)	(330)	6,140
Accounts and notes payable	336	461	(32)	2,968
Liability for retirement benefits	64	133	(948)	565
Accrued expenses	35	(343)	305	309
Other payable	246	1,421	8	2,173
Estimated liabilities for antitrust claims and settlements	143	4,315	3,587	1,263
Other current liabilities	136	145	(104)	1,202
Other, net	(364)	(299)	196	(3,217)
Net cash provided by operating activities	6,249	5,068	3,593	55,207
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,875)	(3,259)	(3,714)	(16,565)
Proceeds from sales of property, plant and equipment	2	2	26	18
Purchase of software	(62)	(429)	(162)	(548)
Proceeds from sales of securities	—	3	—	—
Deposits made to time deposit accounts	—	(3)	(77)	—
Withdrawals from time deposits	1	2	135	9
Proceeds from sales of businesses	—	—	1,075	—
Other, net	(20)	(63)	2	(177)
Net cash used in investing activities	(1,954)	(3,747)	(2,715)	(17,263)
Cash flows from financing activities:
Increase in short-term borrowings, net	350	350	350	3,092
Repayments of short-term borrowings	(915)	(1,884)	—	(8,084)
Proceeds from issuance of long-term debt	339	1,534	—	2,995
Repayments of long-term debt	(716)	(847)	(1,269)	(6,325)
Repayments of capital lease obligation	(7)	(74)	(103)	(62)
Net cash used in financing activities	(949)	(921)	(1,022)	(8,384)
Effect of exchange rate changes on cash and cash equivalents	(169)	(878)	1,092	(1,493)
Net increase (decrease) in cash and cash equivalents	3,177	(478)	948	28,067
Cash and cash equivalents at beginning of period	11,733	12,211	11,263	103,658
Cash and cash equivalents at end of period	14,910	11,733	12,211	131,725

See accompanying notes to the consolidated financial statements.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

1. Nature of Business and Basis of Presenting Consolidated Financial Statements

Nature of the Business:
TOKIN Corporation (the Company, formerly NEC TOKIN Corporation) was established in Japan in 1938 and is engaged in production and distribution of tantalum capacitors, proadlizer, miniature relays, transmitting communication devices, IC cards and IC tags, magnetic devices, piezoelectric devices and sensors.

On March 12, 2012, the Company entered into a stock purchase agreement (the Stock Purchase Agreement) with NEC Corporation (NEC) and KEMET Electronics Corporation (KEC), a wholly-owned subsidiary of KEMET Corporation (KEMET) based in the United States of America (U.S.), to issue 276.4 million new shares of common stock and KEC acquired 51% of the common stock of the Company (which represents a 34% economic interest, as calculated based on the number of common shares held by KEC, directly and indirectly, in proportion to the aggregate number of common and preferred shares of the Company as of such date) in exchange for cash consideration of 50 million U.S. dollars. The transaction was completed on February 1, 2013. As part of this Stock Purchase Agreement, the Company issued 270.9 million new non-voting convertible preferred stocks to NEC and NEC Capital Solutions Limited (NECAP) for no cash consideration.

In connection with the Stock Purchase Agreement, the Company entered into a stockholders' agreement with KEC and NEC (the Stockholders’ Agreement), which restricts transfers of the Company's capital stock, provides certain tag-along and first refusal rights on transfer for KEC, restricts NEC's ability to convert the preferred stock of the Company, assigns certain management services to be provided by KEC and receives certain board representation rights. The Stockholders' Agreement also refers to an existing loan from NEC to the Company, which matures on May 31, 2018.

Concurrent with execution of the Stock Purchase Agreement and the Stockholders' Agreement, KEC entered into an option arrangement (the Option Agreement) with NEC, which was amended on August 29, 2014, whereby KEC has the right to purchase additional shares of the Company’s common stock from the Company for a purchase price of $50.0 million resulting in an economic interest of approximately 49% while maintaining ownership of 51% of the Company's common stock (the "First Call Option") by providing notice of the First Call Option between February 1, 2013 and April 30, 2015. Upon providing such First Call Option notice, but not before April 1, 2015, KEC could also have exercised a second option (the Second Call Option) to purchase all outstanding capital stock of the Company from its stockholders, primarily NEC, for a purchase price based on a formula specified in the Option Agreement. Subsequent to March 31, 2015 the First and Second Call Options expired on April 30, 2015 without being exercised. From April 1, 2015 through May 31, 2018, NEC may require KEC to purchase all outstanding capital stock of the Company from its stockholders, primarily NEC (the "Put Option"). However, in the event that KEC issues new debt securities principally to refinance its outstanding 10.5% senior notes due 2018 and its currently outstanding credit agreement, including amounts to pay related fees and expenses and to use for general corporate purposes (Refinancing Notes), prior to NEC’s delivery of its notification of exercise of the Put Option, then the earliest date NEC may exercise the Put Option is automatically extended to the day immediately following the final scheduled maturity date of such Refinancing Notes, or in the event such Refinancing Notes are redeemed in full prior to such final scheduled maturity date, then on the day immediately following the date of such full redemption, but in any event beginning no later than November 1, 2019. If not previously exercised, the Put Option will expire on October 31, 2023.

On February 23, 2017, KEC entered into a definitive stock purchase agreement (the Definitive Stock Purchase Agreement) with NEC, to acquire all of the outstanding shares of common stock and preferred stock of the Company. The acquisition of the outstanding shares of common stock and preferred stock of the Company by KEC closed on April 19, 2017. In addition, the Company paid off all long-term debt from NEC amounting to 25,417 million yen (note 4) in accordance with the Stock Purchase Agreement, on the same date. Upon closing, the Company changed its name to TOKIN Corporation and became a wholly-owned subsidiary of KEC.

The Definitive Stock Purchase Agreement served to terminate the existing Stock Purchase Agreement upon the closing of the transaction. The Option Agreement and the Stockholders’ Agreement were also superseded and replaced by the Definitive Stock Purchase Agreement, and each of those agreements terminated at the closing of the transaction.

Concurrent with the Definitive Stock Purchase Agreement, the Company agreed to sell its EM device business.
Please refer to note 12(i)(2) for additional discussion of the divestiture of EM device business.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Basis for Presenting Consolidated Financial Statements:
The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Company Act of Japan and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan (Japanese GAAP).

The accompanying consolidated financial statements have been reorganized and translated into English (with some expanded descriptions and the added inclusion of consolidated statements of cash flows) from the consolidated financial statements of the Company prepared in accordance with Japanese GAAP. Some supplementary information included in the statutory Japanese language consolidated financial statements, but not considered necessary for fair presentation, is not presented in the accompanying consolidated financial statements.

Currency translation into U.S. dollar
The consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese yen amounts into U.S. dollar amounts for the year ended March 31, 2017 are included solely for the convenience of readers and have been made at the rate of 113.19 yen to 1 U.S. dollar, the approximate rate of exchange rate at March 31, 2017. Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate. Additionally, they are not intended to be computed or presented in accordance with generally accepted accounting principles in the United States for the translation of foreign currencies.

2. Summary of Significant Accounting Policies

(1) Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its 13 subsidiaries (collectively, the Group). All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting. Such investments include 3 affiliated companies.

(2) Business Combination
In December 2008, the ASBJ issued a revised accounting standard for business combinations, ASBJ Statement No. 21, Accounting Standard for Business Combinations. Major accounting changes under the revised accounting standard are as follows: (1) The revised standard requires accounting for business combinations only by the purchase method. As a result, the pooling of interests method is no longer allowed. (2) The previous accounting standard accounts for research and development costs to be charged to income as incurred. Under the revised standard, in-process research and development (IPR&D) acquired in a business combination is capitalized as an intangible asset. (3) The previous accounting standard accounts for a bargain purchase gain (negative goodwill) to be systematically amortized over a period not exceeding 20 years. Under the revised standard, the acquirer recognizes the bargain purchase gain in profit or loss immediately on the acquisition date after reassessing and confirming that all of the assets acquired and all of the liabilities assumed have been identified after a review of the procedures used in the purchase allocation. This standard was applicable to business combinations undertaken on or after April 1, 2010. The Company adopted this accounting standard effective from April 1, 2010.

In addition, Accounting Standard for Business Combinations (ASBJ Statement No.21, September 13, 2013), Accounting Standard for Consolidated Financial Statements (ASBJ Statement No.22, September 13, 2013) and the Revised Accounting Standard for Business Divestitures (ASBJ Statement No.7, September 13, 2013) have been adopted from the year ended March 31, 2016.

(3) Cash Equivalents
Cash equivalents are short-term investments that are readily convertible into cash and exposed to insignificant risk of changes in value. Cash equivalents include time deposits, all of which mature or become due within three months of the date of acquisition.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

(4) Valuation of Inventories
Inventories are stated at the lower of cost or market, determined by the first-in, first-out method.

(5) Method of Depreciation and Amortization
(a) Property, plant and equipment
Property, plant and equipment are stated at acquisition cost. Depreciation is computed by using the straight line method based on the following estimated useful lives:

Buildings and structures 5 to 38 years
Machinery, equipment and vehicles 4 to 10 years

(b) Intangible assets
Intangible assets are being amortized using the straight line method and the range of useful lives for the Company’s intangible assets, software for internal use, ranged from 3 to 5 years.

(6) Impairment of Long-lived Assets
Accounting Standards for Impairment of Long-lived Assets require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of an asset or asset group may not be recoverable. The impairment losses are recognized when the book value of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continuing use and eventual disposition of the asset or asset group. The impairment losses are measured as the amount by which the book value of the asset exceeds its recoverable amount, which is the higher of the value in use or the net realizable value. Restoration of previously recognized impairment losses is prohibited.

(7) Investments in Securities
Marketable available-for-sale securities are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

Declines in fair value of available-for-sale securities are analyzed to determine if the decline is temporary or other than temporary. When other than temporary declines occur, the investment is reduced to its fair value and the amount of the reduction is reported as a loss. Any subsequent increases in other than temporary declines in fair value will not be realized until the securities are sold.

(8) Derivative Financial Instruments
Derivative financial instruments, other than those which meet the hedge criteria, are measured at fair value. Gain or loss on such derivative instruments is recognized in earnings.

(9) Hedge Accounting
(a) Method of hedge accounting
Receivables and payables denominated in foreign currencies hedged with foreign exchange forward contracts to fix the future cash flows can be translated using the forward rate. Under this method, an entity can omit evaluation of hedge effectiveness and fair value measurement of the hedging instrument. In addition, the exchange differences arising from the change in the spot rates between the transaction date and the date of the forward contract will be allocated to the period in which the forward contract was made. The remaining exchange differences arising from the difference between the spot rate and the forward rate at the date of the forward contract will be allocated to the period of the settlement.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

(b) Hedging instruments and hedged items
Hedging instruments are foreign currency forward contracts. Hedged items are those that have risk of losses due to fluctuation in foreign currency exchange rates, and that fluctuation is avoided by fixing cash flow.

(c) Hedging policy
The objective of hedging policy is to manage the hedged items exposure to fluctuations in interest rates and foreign currency exchange rates on assets and liabilities.

(d) Method of assessing hedging instruments’ effectiveness
Hedging instruments’ effectiveness is assessed by comparing accumulated cash flow fluctuations from the hedged item and the hedging instrument during a contract period. However, an assessment of effectiveness will be omitted, if the principal terms of the hedging instruments and the hedged items, such as related notional amount and contract terms, are identical and the variability in cash flows is completely offset in a contract period.

(10) Method of Accounting for Significant Allowances and Accruals
(a) Allowance for doubtful accounts
The allowance for doubtful accounts is provided against potential losses on collections at an amount determined using a historical bad debt loss ratio with the addition of an amount individually estimated on the collectability of receivables that are expected to be uncollectible due to bad financial condition or insolvency of the debtor.

(b) Provision for bonuses
Provision for bonuses is calculated based on an estimated amount of future bonus payments attributable to employees’ services for the period.

(c) Liability for retirement benefits
Actuarial gains and losses and past service costs are recognized within shareholders’ equity (accumulated other comprehensive income, hereinafter, AOCI), after adjusting for tax effects, and the difference between retirement benefit obligations and plan assets shall be recognized as a liability (liability for retirement benefits) or asset (asset for retirement benefits).

Since the year ended March 31, 2015, the new accounting standard allows the choice of the method of attributing expected benefit to periods between the Straight-line basis and Benefit formula basis. The new accounting standard also revised the calculation method of the discount rate and requires that the discount rate reflect the expected timing of each benefit payment. Compared with the previous fiscal year, the changes in standards related to the method of attributing expected benefit to periods and the calculation method of the discount rate had no effect on the Company’s financial statements.

(11) Asset Retirement Obligations
The Company recognizes asset retirement obligations as liabilities and the corresponding asset retirement costs as tangible fixed assets.

(12) Legal Contingencies
The Company recognizes legal contingencies when the following criteria are met: (a) future outflows of cash and other resources are identified, (b) the outflows occur as a result of the events during current or past accounting periods, (c) it is probable that such outflows occur, and (d) the outflows can be reasonably measured.

(13) Revenue Recognition
Revenue is recognized upon receipt of goods by customers.

(14) Research and Development Cost
Research and development costs are charged to income as incurred.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

(15) Accounting for Leases (Lessee Accounting)
Finance leases, for those in which the ownership of leased property is ultimately transferred to the Group at the end of the lease term, are accounted for using the same depreciation method applied to property, plant and equipment owned by the Group.

Finance leases, in which the ownership of leased property is not ultimately transferred to the lessee at the end of the lease term, are depreciated on the straight line method over the period of lease with no residual value.

(16) Income Taxes
The provision for income taxes is computed based on the pretax income reported in the accompanying consolidated statement of operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of net operating loss carry forwards and temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowance is provided to reduce deferred tax assets to an amount that is considered realizable.

(17) Accounting for Consumption Tax
Income and expenses are recorded net of consumption taxes.

(18) Recent Accounting Pronouncements under Japanese GAAP
On March 28, 2016, ASBJ Guidance No. 26 Revised Implementation Guidance on Recoverability of Deferred Tax Assets was issued with an effective date of April 1, 2016. The overview of the changes is as follows:

The revised guidance was set forth by ASBJ upon transfer of the Implementation Guidance on Tax Effect Accounting and the Audit Implementation Guidance on Tax Effect Accounting (sections on accounting treatment) from the Japanese Institute of Certified Public Accountants (JICPA) to ASBJ. The Revised Guidance on Recoverability of Deferred Tax Assets provides guidance on the recoverability of deferred tax assets when implementing the Accounting Standard for Tax Effect Accounting (the Business Accounting Council), in conformity with the guidance on recoverability as set forth in The Auditing Treatment of Determining the Recoverability of Deferred Tax Assets (JICPA Audit Committee Report No.66), which provides a framework for dividing companies into five categories and the accounting treatment when determining the amount to record for deferred tax assets by each category. To conform to this framework, the ASBJ guideline was revised to provide the criteria for categorizing the companies and update part of the accounting treatment for determining the amount to record for deferred tax assets as necessary.

Revised categorization criteria and accounting treatment of amount to record for deferred tax assets

•	Treatment for an entity that does not meet any of the criteria in types 1 to 5;

•	Criteria for types 2 and 3;

•	Treatment for deductible temporary differences which an entity classified as type 2 is unable to schedule;

•
Treatment for the period which an entity classified as type 3 is able to reasonably estimate with respect to future taxable income before consideration of taxable or deductible temporary differences that exist at the end of the current fiscal year; and

•	Treatment when an entity classified as type 4 also meets the criteria for types 2 or 3.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

3. Inventories

Inventories consist of the following as of March 31, 2017 and 2016:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Raw materials	1,298	1,332	11,467
Work in process	1,340	1,740	11,838
Finished goods	2,096	2,382	18,518
Supplies	353	355	3,119
Total	5,087	5,809	44,942

4. Related-Party Transactions

Transactions of the Group with related-parties for the years ended March 31, 2017, 2016 and 2015 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Purchases from KEMET (**)	1,818	2,537	1,608	16,061
Sales transactions with NT Sales Co., Ltd. (*)	5,510	4,958	6,151	48,679
Gain on Transfer of plan assets to NEC Energy Device Ltd.(note 9)	—	—	371	—

The balances due to or due from related-parties at March 31, 2017 and 2016 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Accounts receivable from NT Sales Co., Ltd. (*)	527	478	4,656
Accounts payable to KEMET (**)	289	555	2,553
Long-term debt from NEC (***)	—	25,417	—
Current installments of long-term debt from NEC (***)	25,417	—	224,552

* The Company sells parts and materials to NT Sales Co., Ltd., its equity-method affiliate, within ordinary course of business.

** The Company sells parts and materials to and purchases parts and materials from KEMET, within ordinary course of business.
The amount of sales to KEMET is immaterial.

*** The Company has unsecured long-term debt from NEC. The loans are made at terms and conditions determined with reference to current market rates and standards.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

5. Income Taxes

Components of deferred tax assets and liabilities at March 31, 2017 and 2016 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Deferred tax assets
Inventories	66	91	583
Provision for bonuses	332	255	2,933
Accrued expenses	97	125	857
Liability for retirement benefits	1,537	1,380	13,579
Property, plant and equipment	1,752	1,646	15,478
Investments in securities	436	396	3,852
Estimated liabilities for antitrust claims and settlements	2,719	2,435	24,022
Net operating loss carry forwards	17,663	16,505	156,047
Other	219	274	1,935
Total gross deferred tax assets	24,821	23,107	219,286
Less: Valuation allowance (*)	(10,311)	(22,840)	(91,094)
Deferred tax assets	14,510	267	128,192

Deferred tax liabilities
Unrealized losses on lands	(338)	(308)	(2,986)
Undistributed earnings of foreign subsidiaries and others	(1,078)	(1,265)	(9,524)
Other	(340)	(28)	(3,004)
Deferred tax liabilities	(1,756)	(1,601)	(15,514)
Net deferred tax assets (liabilities)	12,754	(1,334)	112,678

* Valuation allowance decreased because future taxable profit is available against net operating loss carry forwards due to a gain on disposal of EM device business (see note 12 (i) (2)).

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Reconciliation between the income tax expense (benefit) that would result from applying statutory tax rate to pretax income (loss) and the reported amount of income tax expense (benefit) for the years ended March 31, 2017, 2016 and 2015 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Computed expected tax expense (benefit)	95	(1,660)	(788)	839
Increase (decrease) in income taxes resulting from:
Nondeductible expenses	129	737	127	1,140
Change of valuation allowance	(13,457)	1,545	1,377	(118,889)
Payment of transfer price	—	—	(51)	—
Foreign income tax differential	(413)	(291)	(370)	(3,649)
Taxes on undistributed earnings	(199)	(32)	347	(1,758)
Change in statutory tax rate	32	(26)	(60)	283
Other	(4)	4	182	(35)
Actual income tax expense (benefit)	(13,817)	277	764	(122,069)

Amendments to the Japanese tax regulations were enacted into law on March 31, 2015 and March 31, 2016. As a result of these amendments, the statutory income tax rate (1) was reduced to approximately 33.0% effective for the fiscal year beginning April 1, 2015, (2) was 33.8% effective for the fiscal year beginning April 1, 2016, (3) was approximately 33.6% effective for the fiscal year beginning April 1, 2018. Consequently, the statutory income tax rate utilized for deferred tax assets and liabilities expected to be settled or realized in the fiscal period ended March 31, 2017 is 33.8% and for periods subsequent to March 31, 2018 is approximately 33.6%. The Company reduced its capital from 34,281 million yen to 100 million yen during the fiscal year beginning April 1, 2016. The tax rate is different by the company’s capital size, so the Company is subject to different tax rates after the capital reduction. Tax rates above are the tax rates which the Company is subject to taxation based on the Company’s capital size.

6. Liability for Retirement Benefits

The Group has several defined benefit plans and defined contribution plans. Defined benefit plans include the defined benefit pension plans and the lump-sum severance payment plans. Additional retirement benefits are paid in certain circumstances.

Retirement benefit obligations at March 31, 2017 and 2016 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Projected benefit obligations	12,720	12,756	112,377
Plan assets	(7,034)	(6,974)	(62,143)
Unfunded retirement benefit obligations	5,686	5,782	50,234
Liability for retirement benefits	5,686	5,782	50,234

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Retirement benefit expenses for the years ended March 31, 2017, 2016 and 2015 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Service cost	504	497	582	4,453
Interest cost	37	136	155	327
Expected return on plan assets	(212)	(219)	(178)	(1,873)
Amortization of transitional obligation	—	—	274	—
Amortization of actuarial gains and losses	206	180	227	1,819
Amortization of past service costs	(35)	(35)	(35)	(309)
Contributions paid for defined contribution pension plans	87	89	97	769
Retirement benefit expenses	587	648	1,122	5,186

Basis for calculation of retirement benefit obligations for the years ended March 31, 2017, 2016 and 2015 are as follows:

Allocation method for projected retirement benefit cost	Straight line method
Discount rate	0.2% (year ended March 31, 2016: 0.2%, year ended March 31, 2015: 1.1%)
Expected rate of return on plan assets	3.0% (year ended March 31, 2016: 3.0%, year ended March 31, 2015: 2.5%)
Period for amortization of transitional obligation	15 years
Period for amortization of past service costs	Mainly 15 years (Past service costs are amortized on a straight line basis over certain number of years within employees’ average remaining service periods as incurred)
Period for amortization of actuarial gains and losses
Mainly 15 years (Actuarial gains and losses are amortized on a straight line basis over certain number of years within employees’ average remaining service periods, starting from the following year after incurred)

7. Loss on Impairment of Long-Lived Assets

Summary of assets or asset groups for which losses on impairment of long-lived assets were recognized for the years ended March 31, 2017, 2016 and 2015 are as follows:

Long lived assets - Idle assets
The Company treats fixed assets comprised of land, buildings, machinery and equipment located at Sendai, Japan as idle assets because no future usage is expected due to obsolescence. Recoverable amounts for idle assets were measured based on net realizable value. Land values are measured based on real estate appraisals, and machinery and equipment are measured based on market values.

For the years ended March 31, 2017, 2016 and 2015, the Company recognized impairment charges of 34 million yen (300 thousand U.S. dollars, note 1), 38 million yen and 25 million yen, respectively.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

8. Research and Development Expenses

Research and development expenses for the years ended March 31, 2017, 2016 and 2015 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Research and development expenses	767	872	930	6,776

9. Other Income (Expenses)

The major components of other income (expense) are as follows:
(1) Gain on sale of business
The access device business was divested in July 2014, resulted in gain on sales of 554 million yen for the year ended March 31, 2015.
(2) Gain on transfer of plan assets
Part of plan assets of the Company was transferred to NEC Energy Device, Ltd., which was a subsidiary of the Company and sold to NEC in April 2010. The gain of 371 million yen for the year ended March 31, 2015 resulted from the actuarial calculation of the plan assets at transfer date.
(3) Restructuring charges
For the year ended March 31, 2015, the Company conducted business restructuring, and recorded losses of 395 million yen in relation to severance benefits and 29 million yen in relation to job-placement assistance.
For the year ended March 31, 2017, the Company recorded expenses of 211 million yen (1,864 thousand U.S. dollars, note 1), in relation to divestiture of EM device business.

10. Net income (loss) per Share

Net income (loss) per share is computed based on the weighted-average number of common shares outstanding during the year. The Company issued convertible preferred stock on March 12, 2012, which is convertible into 270,934 thousand shares of common stock. The diluted net loss per share is not presented as it is anti-dilutive due to the losses incurred for the years ended March 31, 2016 and 2015.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

11. Contingencies - Legal Proceeding

Beginning March 2014, the Company and certain subsidiaries have been subject to inquiries and investigative proceedings by the responsible authorities of the People’s Republic of China, the United States of America, European Commission, Japan, South Korea, Taiwan, Singapore and Brazil in relation to potential alleged anti-competitive behavior for capacitor products.

As a result of these proceedings, the United States Department of Justice announced a plea agreement with the Company in September 2015 and the plea agreement was approved by the United States District Court in January 2016; the "Statement of Objections" indicating a preliminary opinion of the European Committee on the suspicion of the European competition law violation was received in November 2015; the Taiwan Fair Trade Commission announced a penalty against the Company in December 2015, however the Company is dissatisfied with the sentence and an administrative litigation has been lodged to the Taiwan court in February 2016; in Japan, a cease-and-desist order and a penalty were issued by the Japan Fair Trade Commission in March 2016; Brazil’s Administrative Council for Economic Defense approved a cease and desist agreement with the Company in July 2016. In addition, various civil and class action lawsuits have been filed in the United States and Canada. In May 2016, the Company reached settlement agreements with the class plaintiffs in the United States. For other jurisdictions where the proceedings are still ongoing, the Company estimated the possible losses based on available information. As a result, additional estimated losses of 1,803 million yen (15,929 thousand U.S. dollars, note 1) which may result from the lawsuits, verdicts and investigations were accrued as costs for antitrust claims and settlements for the year ended March 31, 2017.

The actual amounts of payments ultimately made as these investigations are completed and settled may be different from the amounts accrued, which could have an adverse effect on the Company’s business, results of operations and financial condition.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

12. Significant Differences Between Japanese GAAP and U.S. Generally Accepted Accounting Principles (U.S. GAAP)

The U.S. GAAP information included herein has been retrospectively restated to present the EM device business as a discontinued operation for all periods. Japanese GAAP differs in certain respects from U.S. GAAP. The significant differences between Japanese GAAP and U.S. GAAP as they pertain to the Group are described below, which also includes reconciliations of net loss and shareholders’ equity under Japanese GAAP with the corresponding amounts under U.S. GAAP, along with summary consolidated statements of operations, summary consolidated statements of comprehensive income (loss), summary consolidated balance sheets, and summary consolidated statements of changes in shareholders’ equity under U.S. GAAP.

Summary U.S. GAAP Consolidated Statements of Operations

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Net sales	35,684	36,460	35,165	315,257
Costs of sales	(27,603)	(28,319)	(27,868)	(243,864)
Gross profit	8,081	8,141	7,297	71,393
Selling, general and administrative expenses	(7,645)	(8,606)	(8,929)	(67,541)
Operating income (loss)	436	(465)	(1,632)	3,852
Interest income	31	47	31	274
Interest expense	(226)	(249)	(258)	(1,997)
Foreign currency exchange gain (loss)	(252)	(25)	777	(2,226)
Equity income from investments in affiliates	89	25	80	786
Loss on sale of long-lived assets	—	(2)	(11)	—
Compensation received for damage	30	342	186	265
Costs for antitrust claims and settlements	(1,803)	(6,147)	(3,587)	(15,929)
Restructuring charges	—	—	(553)	—
Other	60	(123)	(106)	531
Loss before income taxes	(1,635)	(6,597)	(5,073)	(14,444)
Income tax benefit (note (h))	13,833	6	361	122,210
Net income (loss) from continuing operations	12,198	(6,591)	(4,712)	107,766

Net income from discontinued operations (note (i))	2,436	1,477	1,829	21,521

Net income (loss)	14,634	(5,114)	(2,883)	129,287

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Net income (loss) reconciliations

		Millions of Yen			Thousands of U.S. Dollars (note 1)
	note	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Net income (loss) under Japanese GAAP		14,096	(5,305)	(2,977)	124,534
U.S. GAAP adjustments:
Depreciation of property, plant and equipment	(b)	630	(69)	(198)	5,566
Impairment and depreciation adjustments on idle assets	(c)	—	39	(15)	—
Liability for retirement benefits	(e)	188	198	(7)	1,661
Accrued vacation	(f)	6	(44)	42	53
Other	(g)	(43)	(49)	(66)	(380)
Income tax adjustments	(h)	(243)	116	338	(2,147)
Net income (loss) under U.S. GAAP		14,634	(5,114)	(2,883)	129,287
Net income (loss) from continuing operations		12,198	(6,591)	(4,712)	107,766
Net income from discontinued operations	(i)	2,436	1,477	1,829	21,521

Certain other income (expenses) under Japanese GAAP are classified as operating income (loss) under U.S. GAAP.

Net income (loss) per share attributable to the Company’s common shareholders under U.S. GAAP

	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Weighted average shares outstanding (in thousands)
Basic	541,869	541,869	541,869	541,869
Diluted	812,803	541,869	541,869	812,803

	Yen (per share)			U.S. Dollars (note 1)
Basic
Net income (loss) from continuing operations	22.51	(12.16)	(8.70)	0.20
Net income from discontinued operations (note (i))	4.50	2.72	3.38	0.04
Net income (loss)	27.01	(9.44)	(5.32)	0.24
Diluted
Net income (loss) from continuing operations	15.00	(12.16)	(8.70)	0.13
Net income from discontinued operations (note (i))	3.00	2.72	3.38	0.03
Net income (loss)	18.00	(9.44)	(5.32)	0.16

The potential common stock upon conversion of the convertible preferred stock was excluded from the computation of diluted net loss per share, as including such potentially dilutive shares would have an anti-dilutive effect to the net loss from continuing operations per share as the Group recorded a net loss from continuing operations for the fiscal years ended March 31, 2016 and 2015. Such convertible preferred stock is considered a participating security under U.S. GAAP. However, because there is no contractual obligation for the preferred shareholders to fund the losses of the Company, such losses have not been allocated to the preferred shareholders for purposes of determining basic net loss from continuing operations per share attributable to common shareholders.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Summary U.S. GAAP consolidated statements of comprehensive income (loss)

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Net income (loss) under U.S. GAAP	14,634	(5,114)	(2,883)	129,287
Other comprehensive income (loss):
Unrealized gain on securities, net of tax effect of 17 million yen in 2017, none in 2016, and 28 million yen in 2015	16	(55)	52	141
Liability for retirement benefits, net of tax effect of 38 million yen in 2017, none in 2016, and 131million yen in 2015	64	(587)	207	566
Foreign currency translation, net of tax effect of 21 million yen in 2017, none in 2016, and 184 million yen in 2015	88	(2,614)	2,617	778
Comprehensive income (loss) under U.S. GAAP	14,802	(8,370)	(7)	130,772

Shareholders’ equity reconciliations

		Millions of Yen		Thousands of U.S. Dollars (note 1)
	note	March 31, 2017	March 31, 2016	March 31, 2017
Shareholders’ equity under Japanese GAAP		12,497	(1,898)	110,408
U.S. GAAP adjustments:
Business combination adjustments	(a)	1,496	1,478	13,217
Accumulated depreciation	(b)	1,192	1,082	10,531
Carrying value adjustments due to reversal of impairment loss on idle long-lived assets	(c)	998	998	8,817
Carrying value adjustments due to impairment loss on long-lived assets related to capacitor business	(d)	(1,781)	(1,674)	(15,735)
Liability for retirement benefits	(e)	(731)	(859)	(6,458)
Accrued vacation	(f)	(255)	(261)	(2,253)
Other	(g)	666	90	5,883
Income tax adjustments	(h)	(832)	(508)	(7,350)
Shareholders’ equity under U.S. GAAP		13,250	(1,552)	117,060

Summary U.S. GAAP consolidated statements of changes in shareholders’ equity

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Shareholders’ equity at beginning of year	(1,552)	6,818	6,821	(13,712)
Total comprehensive loss	14,802	(8,370)	(7)	130,772
Increase in capital surplus	—	—	4	—
Shareholders’ equity at end of year	13,250	(1,552)	6,818	117,060

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Summary U.S. GAAP Consolidated Balance Sheets

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	11,928	10,292	105,380
Accounts and notes receivable, net	6,948	7,397	61,384
Inventories	3,458	4,129	30,550
Other current assets	551	597	4,868
Assets held for sale (current) (note (i))	13,305	4,847	117,546
Total current assets	36,190	27,262	319,728
Property, plant and equipment, net (notes (b), (c) and (d))	16,652	17,758	147,116
Deferred income taxes (note (h)) (*)	12,150	230	107,342
Total investments and other non-current assets	3,174	3,236	28,041
Assets held for sale (non-current) (note (i))	—	8,129	—
Total assets	68,166	56,615	602,227

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowings and current installments of long-term debt	25,767	350	227,644
Other current liabilities	16,215	16,075	143,254
Liabilities held for sale (current) (note (i))	5,592	4,053	49,404
Total current liabilities	47,574	20,478	420,302
Long-term debt, excluding current installments	—	25,418	—
Liability for retirement benefits (note (e))	5,722	5,938	50,552
Deferred income tax liabilities (note (h)) (*)	160	1,823	1,414
Other non-current liabilities	1,460	2,070	12,899
Liabilities held for sale (non-current) (note (i))	—	2,440	—
Total liabilities	54,916	58,167	485,167
Shareholders’ equity:
Capital stock	100	34,281	883
Capital surplus (note (j))	32,222	32,222	284,672
Accumulated deficit (note (j))	(18,971)	(67,787)	(167,603)
Accumulated other comprehensive income	(101)	(268)	(892)
Total shareholders’ equity	13,250	(1,552)	117,060
Commitments and Contingencies
Total liabilities and shareholders’ equity	68,166	56,615	602,227

* Deferred tax assets are separately presented because these balance sheet amounts have become individually important.
The Company has early adopted Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Cash flows reconciliation

There are no material differences between Japanese GAAP and U.S. GAAP for purposes of presenting or reconciling the consolidated statements of cash flows, except for discontinued operations. Cash and cash equivalents, depreciation and amortization, and capital expenditures relating to the relevant component that was disposed of during fiscal years beginning on or after December 15, 2014, reclassified as discontinued operations, are as follows.

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Cash and cash equivalents	2,982	1,440	1,045	26,345
Depreciation and amortization	1,885	2,892	2,245	16,653
Capital expenditures	511	2,568	3,077	4,515

Notes:

(a)	Business combination adjustments
Historically, the Company entered into various business combinations and accounted for such transactions in accordance with common business practices dictated by the Commercial Code of Japan, where acquired assets and liabilities were not required to be fair valued. For U.S. GAAP purposes, the Company retroactively applied a purchase price allocation at the time of each transaction to reflect the fair value adjustments to acquired assets and liabilities, including the determination of identifiable intangible assets and goodwill because acquired assets and liabilities were required to be recorded at fair value under ASC 805. Except for the acquired value of the land (including the effects of changes in foreign exchange rates), impact of such fair value adjustments to acquired assets, intangible assets, liabilities and goodwill were subsequently diminished through depreciation and amortization, or disposition and impairment, resulting in no adjustment to the consolidated balance sheets as of March 31, 2017 and 2016.

(b)	Depreciation of property, plant and equipment
Under Japanese GAAP, the Company depreciated property and equipment over the useful life of each asset under the declining-balance method through March 31, 2011. The Company changed its depreciation method to the straight-line method on a prospective basis effective April 1, 2011.

For U.S. GAAP, ASC 360, Property, Plant and Equipment provides that the cost of property and equipment be spread over the expected useful life of the facility in such a way as to allocate it as equitably as possible to the periods during which services are obtained from its use. The Company has determined that the straight-line method should be used.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

The following table presents a reconciliation of property, plant and equipment from Japanese GAAP to U.S. GAAP as of March 31, 2017 and 2016:

	Millions of Yen				Thousands of U.S. Dollars (note 1)
	March 31, 2017		March 31, 2016		March 31, 2017
	Gross carrying amount	Accumulated depreciation	Gross carrying amount	Accumulated depreciation	Gross carrying amount	Accumulated depreciation
Balance under Japanese GAAP	93,150	(72,489)	93,433	(69,543)	822,953	(640,419)
U.S. GAAP adjustments:
Change in depreciation	55	1,053	(1)	994	486	9,303
Impairment and depreciation adjustments related to idle assets (note (c))	1,032	(33)	1,224	(226)	9,117	(292)
Step up in asset value related to purchase price allocation from historical business combination (note (a))	1,496	—	1,478	—	13,217	—
Impairment loss related to capacitor business (note (d))	(1,781)	—	(1,674)	—	(15,735)	—
Reclassification to assets held for sale (note (i))	(25,448)	18,921	(25,415)	17,399	(224,825)	167,161
Other	202	494	202	(113)	1,786	4,364
Total adjustments	(24,444)	20,435	(24,186)	18,054	(215,954)	180,536
Balance under U.S. GAAP	68,706	(52,054)	69,247	(51,489)	606,999	(459,883)

(c)	Impairment and depreciation adjustments on idle assets
Under Japanese GAAP, the Company groups assets for business use based on business units. In addition, the Company groups idle assets, including temporarily idle assets where no future use is expected, into a separate asset group.

Under U.S. GAAP, for purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the smallest unit of which identifiable cash flows can be determined. Further, under U.S. GAAP, long-lived asset that has been temporarily idle shall not be accounted for as if abandoned.

Therefore, the impairment losses related to the Company’s temporarily idle assets which had been recognized under Japanese GAAP is reversed under U.S. GAAP. When the temporarily idled assets are grouped with other assets and liabilities at the smallest unit of which identifiable cash flows can be determined, as required under U.S. GAAP, the carrying amount of its temporarily idled assets are deemed recoverable.

(d)	Impairment loss related to capacitor business
Since it was determined that the carrying amounts of long-lived assets related to the capacitor business are not recoverable, impairment losses were measured and recognized as the amount by which the carrying amounts exceeded fair value.

Under both U.S. GAAP and Japanese GAAP, discounted cash flows were used to determine fair value. However, the carrying amounts under U.S. GAAP were higher than under Japanese GAAP due to differences in depreciation methods and the fair value adjustments related to purchase price allocation in the historical business combination under U.S. GAAP. Further, impairment losses were recognized as other expenses under Japanese GAAP while recognized as selling, general and administrative expenses under U.S. GAAP.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

(e)	Liability for retirement benefits
Under U.S. GAAP, the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans are required to be recognized on the balance sheet. Actuarial gains or losses are permitted to be either recorded as gains or losses as incurred or deferred through the use of the corridor approach, or in any systematic method that results in earlier recognition than the corridor approach.
Prior to March 31, 2014, under Japanese GAAP, the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans were not required to be recognized on the balance sheet. Actuarial gains or losses were recognized immediately or allocated over a certain number of years within the average remaining service period starting from the period in which they were incurred or a subsequent period. Use of the corridor approach was not permitted. As of March 31, 2014, the Company adopted the revised Japanese GAAP accounting standard for pension, as described in note 2(10)(c), and the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans were recognized on the consolidated balance sheet as described in note 6.

The basis for actuarial determination of projected retirement benefit obligations (PBO), such as allocation method for projected retirement benefit cost and discount rate, are different between Japanese GAAP and U.S. GAAP, which has been adjusted accordingly.

The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate the pension liability:

(1)
Under Japanese GAAP, it is acceptable to select the same discount rate as the prior years unless there would be a material difference between the projected benefit obligations estimated using the rate as of the balance sheet date and the one estimated using the prior year’s rate. However, there is no such exception under U.S. GAAP.

(2)
Under Japanese GAAP, it is allowed to choose the method of attributing expected benefit to periods between the Straight-line basis and Benefit formula basis. However, only benefit the formula method is permitted under U.S. GAAP.

(f)	Accrued vacation
Under U.S. GAAP, an employer shall accrue a liability for employees’ compensation for future absences, such as paid vacation, if certain conditions are met. Such liabilities are accrued in the periods in which the benefits are earned. Japanese GAAP does not specifically require a company to accrue a liability for future compensated absences.

(g)	Other
Others included in the net loss and shareholders’ equity reconciliations consist of U.S. GAAP adjustments related to inventory valuation, allowance for doubtful accounts and timing difference for recognition of certain accruals.

(h)	Income tax adjustments
Intraperiod tax allocation
U.S. GAAP requires total income tax expense or benefit for a period be allocated to different components of comprehensive income and shareholders' equity, including continuing operations, discontinued operations, extraordinary items, each component of other comprehensive income, and items charged or credited directly to shareholders' equity. All components are considered in determining the tax benefit of a loss from continuing operations. There is no similar or equivalent guidance under Japanese GAAP.

Deferred taxes on undistributed earnings of investees accounted for under the equity method
Under Japanese GAAP, with respect to profits related to investments in equity method investees, deferred taxes are not recognized except when a parent company plans recovery through dividend distributions unless the parent company has a clear intention to sell the investment in the equity method investees in the foreseeable future. Under U.S. GAAP, deferred

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

taxes are generally recognized on temporary differences related to investments in investees accounted for under the equity method except for corporate joint ventures that are essentially permanent in duration. The amounts of deferred tax liabilities on undistributed earnings amount to 109 million yen (963 thousand U.S. dollars, note 1) and 89 million yen as of March 31, 2017 and 2016, respectively.

Offset and presentation of deferred tax liabilities and assets
The Company has early adopted Accounting Standards Update 2015-17. Under this update, U.S. GAAP requires that all deferred tax liabilities and assets, as well as any related valuation allowance shall be offset and presented as a single noncurrent amount, for a particular tax-paying component of an entity and within a particular tax jurisdiction. Under Japanese GAAP, all current deferred tax liabilities and assets shall be offset and presented as a single amount and all noncurrent deferred tax liabilities and assets shall be offset and presented a single amount for a particular tax-paying component of an entity and within a particular tax jurisdiction.

(i)	Discontinued operations
In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08). ASU 2014-08 changes the definition of a discontinued operation and modifies related disclosure requirements. The new guidance is effective on a prospective basis for fiscal years beginning on or after December 15, 2014, and interim periods within those years for a public business entity and not-for-profit entity, and for fiscal years beginning on or after December 15, 2014, and interim period within annual periods beginning on or after December 15, 2015 for all other entities.

(1)	Divestiture of access device business
On March 31, 2014, the Company reached an agreement with a third party to divest the access device business. After a thorough review of the business portfolio, the Company no longer believed that the access device business is aligned with its long-term strategy. The divestiture was completed in July 2014.

The divestiture of the access device business met the conditions of discontinued operations under U.S. GAAP. The results of discontinued operation for the year ended March 31, 2015 are 307 million yen and presented as a separate line item from the net loss from continued operations in the summary U.S. GAAP consolidated statements of operations.

(2)	Divestiture of EM device business
In order to concentrate the Company’s business resources on its main business, the Company incorporated a wholly-owned subsidiary named EM Devices Corporation (EMD Corporation) by means of a company split to hold its EM device business, and on the same date as such incorporation, sold all the outstanding shares of EMD Corporation to NTJ Holdings 1 Ltd., a special purpose entity owned by funds managed or operated by Japan Industrial Partners, Inc. (JIP), with which the Company entered into a definitive sales agreement on February 23, 2017. The sale price is expected to be approximately 49.6 billion yen (438 million U.S. dollars, note 1), reflecting adjustments for net debt at closing. The proceeds of this transaction was used in part to repay the NEC intercompany debt resulting in a pre-tax gain on disposal of approximately 40.7 billion yen (360 million U.S. dollars, note 1) to be recorded in the first quarter of fiscal year ending March 31, 2018. The closing date was April 14, 2017. Subsequent to the transaction, the Group does not retain significant continuing involvement with EMD Corporation. JIP is not a related party of the Company.

The above-mentioned decision represents a strategic shift that will have a major effect on the Group’s business operation and financial results. Consequently, pursuant to ASC 205-20, the financial position and operating results of the component that was disposed of are presented separately in the summary U.S. GAAP consolidated balance sheets and consolidated statements of operations as those of discontinued operations. Under Japanese GAAP, there are no classification requirements between discontinued operations and continuing operations.

The financial position and results of operations of the relevant component that was disposed of during fiscal years beginning on or after December 15, 2014, reclassified as discontinued operations, are as follows.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

Financial position

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2017	March 31, 2016	March 31, 2017
Assets:
Cash and cash equivalents	2,982	1,440	26,345
Accounts and notes receivable, net	1,637	1,378	14,462
Inventories	1,624	1,707	14,348
Property, plant and equipment, net	6,527	8,016	57,664
Other assets	535	435	4,727
Total assets of the discontinued operations classified as held for sale	13,305	12,976	117,546

Liabilities:
Short term borrowings and current installments of long-term debt	494	1,274	4,364
Long-term debt, excluding current installments	1,268	1,451	11,202
Liability for retirement benefits	695	703	6,140
Deferred income tax liabilities	9	282	80
Other liabilities	3,126	2,783	27,618
Total liabilities of the discontinued operations classified as held for sale	5,592	6,493	49,404

Results of operations

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2017	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2017
Net sales	19,357	18,962	18,540	171,013
Cost of sales	(14,542)	(15,079)	(14,280)	(128,474)
Selling, general and administrative expenses	(1,883)	(2,182)	(2,088)	(16,636)
Other income and expenses, net	(236)	(58)	443	(2,085)
Income from discontinued operations before income taxes	2,696	1,643	2,615	23,818
Income tax expense	(260)	(166)	(786)	(2,297)
Net income from discontinued operations	2,436	1,477	1,829	21,521

(j) Sale of Subsidiary to NEC Corporation
On April 1, 2010, NEC Energy Device, Ltd, a wholly-owned subsidiary of the Company, was sold to NEC Corporation, the Company’s parent at that time. The excess of the sale price over carrying value of the net assets sold was accounted for as a gain on sale in the Company’s consolidated statement of operations under Japanese GAAP. Under U.S. GAAP, no gain is recognized on common control transactions. Consequently, capital surplus and the accumulated deficit reported in the summary consolidated balance sheets under U.S. GAAP are greater than those in the consolidated balance sheets under Japanese GAAP by 5,262 million yen.

TOKIN CORPORATION AND SUBSIDIARIES
(Formerly, NEC TOKIN CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017, 2016 AND 2015

13. Subsequent events
In order to make effective use of the funds within the KEC group, the Company entered into loan agreements with KEC, and loaned total amount of 23,200 million yen to KEC in April 2017. There is no significant effect on the Company's profit and loss as a result of this transaction.
Management has evaluated subsequent events through June 1, 2017, the date the financial statements are available to be issued.